UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. [ ])
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Citizens Financial Services, Inc. . (Name of Registrant as Specified in Its Charter)

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**PRESS RELEASE**

Contact:

Randall E. Black
Chief Executive Officer and President
Citizens Financial Services, Inc.
(570) 662-2121

Citizens Financial Services, Inc. Changes Location of Annual Meeting of Shareholders

Mansfield, PA – March 25, 2020.  Citizens Financial Services, Inc. (the “Company”) (OTCPink: CZFS), the holding company for First Citizens Community Bank, announced today that its Annual Meeting of Shareholders will be held at First Citizens Community Bank’s main office in Mansfield, PA rather than at the Tioga County Fairgrounds Main Building in Wellsboro, PA.  With this change in location and the previously announced change in the time of day of the Annual Meeting, the date, time and location of the Annual Meeting are now as follows:

Date:                  Tuesday, April 21, 2020

Time:                  10:00 a.m., local time

Location:       First Citizens Community Bank’s Main Office
15 South Main Street
Mansfield, PA

Special Notice Regarding In-Person Attendance at Annual Meeting – In light of the ongoing health concerns relating to the COVID-19 coronavirus pandemic and to best protect the health and welfare of the Company’s employees, shareholders and community, the Company urges that shareholders DO NOT ATTEND the Annual Meeting in person this year.  Food and drink will not be served as in past years.  Shareholders are nevertheless urged to vote their proxies by mail or by Internet by following the instructions on the proxy card or vote authorization.

About Citizens Financial Services, Inc.

Citizens Financial Services, Inc. is the bank holding company for First Citizens Community Bank, a Pennsylvania-chartered commercial bank.  First Citizens operates 28 full-service offices in Pennsylvania and New York.  For more information about Citizens Financial Services, Inc. and First Citizens Community Bank, visit its website at www.firstcitizensbank.com.

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